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                                                                    EXHIBIT 99.1

WEDNESDAY JUNE 2, 10:40 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE:  Westwood One, Inc.

WESTWOOD ONE, INC. TO ACQUIRE METRO NETWORKS, INC.

COMPANIES COMBINE TO FORM WORLD'S PREMIER LOCAL CONTENT AND INFORMATION SERVICES COMPANY TO THE BROADCAST INDUSTRY

NEW YORK, June 2/PRNewswire/ -- Westwood One, Inc. (NYSE: WON - news) and Metro Networks, Inc. (Nasdaq: MTNT - news) today announced a definitive agreement by which Metro Networks, Inc. will merge into Westwood One in exchange for approximately $900 million in Westwood One common stock.

The transaction was announced today by Mel Karmazin, Chairman and Chief Executive Officer of Infinity Broadcasting Corporation, and David Saperstein, Chairman and Chief Executive Officer of Metro Networks, Inc.

Under the terms of the definitive merger agreement, which was approved by the Boards of Directors of Westwood One, Inc. and Metro Networks, Inc., each share of Metro common stock will be converted into the right to receive 1.50 shares of Westwood One common stock. Under the terms of the agreement, there are no floors or ceilings in determining the exchange ratio. Infinity, which manages Westwood One pursuant to a management agreement and owns 5 million shares of Westwood One and warrants to acquire an additional 5 million shares, has agreed to vote its interest in Westwood One in favor of this transaction. Mr. Saperstein, who beneficially owns approximately 53% of Metro's voting stock, also has agreed to vote in favor of the transaction.

Westwood will therefore issue approximately 26 million shares valued at $900 million, based on a Westwood share price of $35. Metro has no outstanding debt.

Upon closing of the acquisition, Mr. Saperstein will join the Board of Directors of Westwood One, Inc. Metro's President, Charles Bortnick, will become President/Chief Operating Officer of the combined operations of Metro Networks and Westwood's Shadow Broadcasting Services, and Metro's Executive Vice President, Shane Coppola, will become Executive Vice President of the combined operations. Mr.



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Saperstein will also enter into a consulting agreement with the Company.

Mel Karmazin said: "The merger of Westwood One and Metro Networks will help create the premier local content and information services company in the world. Mr. Karmazin added that, "The resources of the combined traffic operations of the merged company will enable Westwood One to invest in improved local content and information gathering systems as well as develop new markets for its content from both its existing and future distribution systems."

David Saperstein, Chairman, Chief Executive Officer, and founder of Metro Networks, Inc. stated: "The merger with Westwood represents the best opportunity for both companies to continue to grow rapidly and develop new products and services for our broadcast affiliates." Mr. Saperstein added: "As the largest individual shareholder of the combined company, I am excited about the benefits that will accrue to our shareholders, affiliates, advertisers, and employees."

Joel Hollander, President and Chief Executive Officer of Westwood One, Inc. said: "The merger between Westwood One and Metro creates outstanding opportunities to further serve our affiliates as well as provide new and improved platforms for our advertisers. Metro is a world class information services organization with great management, and the merger will create two great traffic organizations, Shadow Traffic as well as Metro Traffic to serve our combined companies' affiliate base." Further, Mr. Hollander said that combining Westwood's worldwide news resources and affiliate distribution base with the new Metro Source distribution system provides significant growth opportunities into the new millennium.

The transaction is subject to certain closing conditions, including the expiration of the Hart-Scott-Rodino waiting period and the approval of Metro and Westwood shareholders, and is expected to close in the fall of 1999.

Westwood One, Inc. is America's largest radio network, providing over 150 news, sports, music, talk, entertainment programs, features, live events, 24-hour formats and Shadow Broadcast Services including Shadow Traffic, News and Sports. Westwood One services more than 5,000 radio stations around the world. Westwood One, Inc. is managed by Infinity Broadcasting Corporation.

Metro Networks, Inc. is the largest provider of traffic reporting services and a leading supplier of local news, sports, weather and video news services to the television and radio broadcast industries. Metro Networks, Inc. operates in over 80 markets nationally and services more than 2000 radio and television station affiliates in six countries.

Donaldson, Lufkin & Jenrette Securities Corporation advised Westwood One, Inc. with respect to the transaction and provided the Board of Directors of Westwood One, Inc. with a fairness opinion regarding the transaction.

Goldman Sachs & Co. advised Metro Networks, Inc. with respect to the transaction and provided the Board of Directors of Metro Networks, Inc. with a fairness opinion regarding the transaction.

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Companies' Annual Reports on Form 10-K for the 1998 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.